Exhibit 11.1

PRICESMART, INC.
COMPUTATION OF NET INCOME OR LOSS
PER COMMON SHARE (BASIC AND DILUTED)
(amounts in thousands, except per share data)

                                                              Years Ended August 31,
                                                         -------------------------------
                                                           2002       2001        2000
                                                         --------   --------    --------
Income (loss) available to common stockholders
    before extraordinary item                            $ 10,788   $  3,613    $ (5,444)
Extraordinary item, net of tax                                 --       (229)         --
                                                         --------   --------    --------
    Net income (loss) available to common stockholders   $ 10,788   $  3,384    $ (5,444)
                                                         ========   ========    ========

Determination of shares:
    Common shares outstanding                               6,455      6,254       5,386
    Assumed conversion of:
        Stock options                                         286        404          --
        Preferred stock                                        --         --          --
        Warrants                                               --         --          --
                                                         --------   --------    --------
Diluted average common shares outstanding                   6,741      6,658       5,386

Basic earnings (loss) per share:
    Income (loss) available to common stockholders
        before extraordinary item                        $   1.67   $   0.58    $  (1.01)
    Extraordinary item, net of tax                       $     --   $  (0.04)   $     --
                                                         --------   --------    --------
    Net income (loss) available to common stockholders   $   1.67   $   0.54    $  (1.01)
                                                         ========   ========    ========

Diluted earnings (loss) per share:
    Income (loss) available to common stockholders
        before extraordinary item                        $   1.60   $   0.54    $  (1.01)
    Extraordinary item, net of tax                       $     --   $  (0.03)   $     --
                                                         --------   --------    --------
    Net income (loss) available to common stockholders   $   1.60   $   0.51    $  (1.01)
                                                         ========   ========    ========